RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles & Company, L.P.

Name of Fund:  See Attached

Total Net Assets of Fund:  See Attached

Issuer:  HSBC USA Inc

Underwriter(s): See Attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  8/4/15

Date of Offering:  8/4/15

Amount of Purchase :  $15,556,298.40

Purchase Price:  $99.912

Commission or Spread: 0.325%


Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered
under the Securities Act of 1933 (the "1933 Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company Act of 1940, (iii)"municipal securities" as defined under the Securities Exchange
Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United
States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933 Act.

	If the securities meet conditions (i), (ii), (iv) or
(v):

X	the issuer of such securities has
been in continuous operation for not
less than three years (including
operations of predecessors).




If the securities meet conditions (iii):

__	the issuer of such securities has
received an investment grade rating
from a nationally recognized
statistical rating organization or if
the issuer of the municipal
securities or entity supplying the
revenues from which the issue is to
be paid has been in continuous
operation for less than three years
(including any predecessors), it has
received one of the three highest
ratings from at least one such rating
service


X	The securities were purchased prior to the end of
the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable and
fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the Fund,
aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the Fund's
adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or part
of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







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	Date: 9/30/15






HSBC USA Inc
Issue Size 	1,600,000,000.00



Account 	  Fund Name				Acct
Mkt Val		Mkt Val of Purchase   Price

3497N4		LS Global Bond Fund
	1,876,381,587.56		3,097,272.00
	99.912
W468N5	LS Intermediate Duration Bond Fund	102,213,821.48
	509,551.20	99.912


































  Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
  Special counting rules apply for Rule 144A offerings.




Exhibit 77O(iii)